The New Germany Fund, Inc.

Dear Stockholders:

      The Independent Directors of your Fund are writing this letter to clarify some of the issues expected at the 2006 Annual Meeting of Stockholders. This year there will be a contested director election, and as many as three related stockholder proposals -- all of which are opposed by the Board of Directors -- are expected to be presented at the Meeting.

      Taken together, these issues really come down to one question: Should the Fund continue to offer all stockholders the opportunity to achieve long-term investment gains, or should a handful of activist hedge funds be permitted to wrest control of the Fund from other stockholders in order to pursue their short-term interests? The Board believes that most of the Fund's stockholders have invested for the long term. This strategy has been remarkably successful over the last three years. In fact, the Fund's stock price returns have averaged OVER 50% FOR EACH OF THE PAST THREE YEARS.

      Given this success, it is surprising that a few hedge funds continue to push for the Fund to open-end or take similar actions. If the Fund were to open-end, however, it is highly likely that it ultimately would be forced to liquidate, perhaps within the short span of a few months. While stockholders could realize a brief gain on their Fund shares if this happened, they would miss out on the chance for continued long term investment gains.

      WE ASK YOU THIS: Which would you rather have, $3.12 per share or $10.66 per share? If you chose $10.66, you should vote with the Fund's Independent Directors. HERE'S WHY: If the Fund had liquidated at the beginning of 2003, which is the year the activists started their efforts, the Fund's stockholders would have made a modest one-time gain equal to the discount (assuming no expenses). However, a long-term stockholder who instead held those shares saw a total market return on his or her investment of 300%, totaling $10.66 per share at March 31, 2006. The graph below illustrates these returns, compared to the total return for an investor who took the one-time gain by cashing out at the start of 2003 and invested in the S&P 500 index.

                        (a)          (b)
 1/1/2003                 0%         28%
 1/1/2004               102%         61%
 1/1/2005               164%         76%
 1/1/2006               214%         81%
3/31/2006               300%         88%

(a) New Germany Fund Share Performance for Investors Who Remained - Fund Directors' Recommendation

(b)   S&P 500 Returns for Investors Who Cashed Out - Opponent's Recommendation

      Each of the three hedge fund-supported stockholder proposals that may be presented at the meeting seeks to deny other stockholders the opportunity to continue to participate in the long-term prosperity of the Fund. One proposal seeks to terminate the investment advisory agreement between the Fund and its investment adviser, Deutsche Asset Management, but its proponent freely admits that his real goal is to use this threat to force the Fund to open-end. A second proposal would make it easier for short-term hedge funds to override the Fund's bylaws and nominate candidates for election as directors who have an open-ending agenda, regardless of their lack of qualifications. A third proposal would recommend that the Fund open-end, conduct tender offers or liquidate -- all actions that would result in the quick termination of the Fund. ALL THREE PROPOSALS ARE DESIGNED TO FORCE THE FUND TO ABANDON ITS CLOSED-END STRUCTURE. THIS WOULD BENEFIT THE HEDGE FUNDS THAT HAVE INVESTED IN THE FUND FOR SHORT-TERM GAIN, BUT WOULD HARM THE FUND'S ABILITY TO CONTINUE TO ACHIEVE ITS INVESTMENT OBJECTIVES, AND ULTIMATELY LEAD TO THE FUND'S TERMINATION.

                                   ----------

      We encourage you to read the Proxy Statement carefully and make an informed decision. Above all, we urge you to vote the White Proxy Card FOR the incumbent nominees of the Board of Directors (Proposal 1), FOR the ratification of the selection of PricewaterhouseCoopers as independent auditors of the Fund for 2006 (Proposal 2), AGAINST the contract termination proposal (Proposal 3), AGAINST the bylaw proposal (Proposal 4) and AGAINST the open-ending proposal (Proposal 5). More information about the three hedge fund proposals is attached to this letter.

      We thank you for your continued support.

Sincerely,

The Independent Directors of The New Germany Fund

     Ambassador Richard R. Burt        Dr. Frank Tromel
     John H. Cannon                    Robert H. Wadsworth
     Richard Karl Goeltz               Werner Walbrol
     Dr. Franz Wilhelm Hopp            Peter Zuhlsdorff
     Ernst-Ulrich Matz

April 20, 2006

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The performance  information provided above is based on past performance,  which is no guarantee of future results, and excludes any commissions or sales charges associated with the purchase of Fund shares. The rate of return will vary, and the principal value of an investment will fluctuate. Shares, if sold, may be worth more or less than their original cost. If commissions or sales charges had been included, performance would have been lower. In addition, capital gain and dividend distributions taken in additional shares are subject to personal income tax in the year earned. The examples shown do not reflect the effect of such taxes.

Stockholders are advised to read the Fund's Definitive Proxy Statement and any other relevant documents that the Fund will file with the Securities and Exchange Commission ("SEC") because they contain important information. Stockholders and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and other related documents filed by the Fund at the SEC's website (http:/www.sec.gov). The Definitive Proxy Statement and other related documents filed with the SEC may also be obtained by a stockholder from the Fund free of charge. Such requests should be directed by mail to The New Germany Fund, Inc., c/o Deutsche Asset Management, 345 Park Avenue, NYC20-2799, New York, New York 10154 or by telephone to 1-800-437-6269.
--------------------------------------------------------------------------------


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

                              SUMMARY OF PROPOSALS

      In order to make matters clear, we'd like to briefly discuss each of the three hedge fund-supported stockholder proposals below. More information on each proposal, and the reasons why EACH PROPOSAL IS OPPOSED BY THE BOARD OF DIRECTORS, are provided in the Fund's Proxy Statement.

CONTESTED ELECTION OF DIRECTORS (PROPOSAL 1)

      Your Board of Directors has nominated three experienced incumbent directors of the Fund for re-election this year. Hedge fund manager Phillip Goldstein is planning to conduct a solicitation of proxies in favor of the nominees of his hedge fund (Opportunity Partners L.P.), as he did last year. The Board of Directors, based on the determination of its Nominating Committee, however, has determined (and Opportunity Partners has admitted) that the candidates proposed by Opportunity Partners do not meet the requirements of the Fund's director qualification bylaw (discussed further below), which requires nominees for election to have experience in relevant business, investment, economic or political matters. The Board believes that its nominees are far better qualified, and if re-elected will continue to provide outstanding service to the Fund and its stockholders.

THE TERMINATION PROPOSAL (PROPOSAL 3)

      Your Fund is advised by Deutsche Asset Management International GmbH (the "Adviser"), a subsidiary of the major German bank Deutsche Bank AG. By law, each year independent directors of your Board of Directors must determine whether to renew the investment advisory contract between the Fund and the Adviser. The Board considers this matter very carefully, as the Adviser is critical to the Fund's successful operation.

      Although the Board has the ability to renew the contract, under the Investment Company Act of 1940, stockholders may also vote to terminate a fund's contract with its investment adviser. The consequences of termination are extremely serious. If the contract were terminated, there would be no one to manage the Fund, unless the Board were able to locate an interim adviser. An interim adviser, however, could by law act only for at most 150 days. The appointment of a new permanent adviser would require (1) that the Board identify a proposed permanent adviser, (2) that the Fund hold a stockholder meeting, and
(3) that stockholders approve the proposed permanent adviser by a very substantial vote (specifically, a vote of 662/3% of shares voting at a meeting with a quorum of more than 50% of shares outstanding, or a vote of more than 50% of shares outstanding) -- all within 150 days of the original contract termination.

      It would be extraordinarily difficult for the Fund to successfully replace the investment adviser in this timeframe if stockholders voted to terminate the contract. The proponent of the termination proposal -- and the group of hedge funds that support the proposal -- are well aware of this. Since they can't directly force the Fund to open-end, they are openly using the specter of contract termination as a strategy to compel the Fund to open-end.

THE BYLAW PROPOSAL (PROPOSAL 4)

      Opportunity Partners, a hedge fund that for several years has attacked other closed-end funds and has demanded that the Fund open-end, conduct value-destroying tender offers, or liquidate, has come up with a new strategy to achieve these goals. Opportunity Partners claims that, because of the Fund's longstanding bylaws that require nominees for director to have relevant experience, such as in the political, economic or business affairs of Germany, it has been unable to locate nominees who qualify for election and who promise to pursue an open-ending agenda. Opportunity Partners' proposal represents an attempt to nullify the Fund's qualification bylaws, which were adopted in 2000 and are designed to ensure that directors have knowledge and experience appropriate for guiding the Fund to achieve its investment objectives. Your Board believes that it would hurt your Fund and its long-term stockholders, who clearly benefit from directors who have a solid foundation for understanding and overseeing the Fund's investment strategies.

THE OPEN-ENDING PROPOSAL (PROPOSAL 5)

      For the last two years, Opportunity Partners has made proposals recommending that your Board take action to open-end the Fund, conduct tender offers, or liquidate your Fund. This year, Opportunity Partners is again making the proposal. This hedge fund -- along with other hedge funds -- is using the proposal to pressure your Board. However, the Board regularly considers whether the Fund should take such actions, and continues to believe that such actions would not be in the best interest of the Fund's stockholders.

      An important consideration of the Board has been the lack of past stockholder support for open-ending proposals. In 2004, the open-ending proposal received favorable votes from the holders of only 27% of the outstanding shares, while the holders of nearly 56% of the Fund's outstanding shares did not even vote on the proposal, and 17% voted against it. In 2005, the open-ending proposal received favorable votes from the holders of only 14% of shares outstanding, 18% voted against it, and 68% did not vote. (Other shares represented by proxies that were solicited by the hedge fund, which may or may not have voted for the proposal, were not voted at the 2005 annual meeting because the hedge fund did not attend the meeting -- part of another dubious strategy to force the Fund to liquidate.) Particularly in light of the Fund's substantial investment returns to stockholders over the last three years, and the fact that open-ending would deny stockholders the opportunity to continue to earn those returns, these numbers certainly do not reflect a "mandate" from stockholders that the Fund should open-end.


                                      A-2